Exhibit 99.1

NEWS RELEASE
Sparton Corporation Announces the Results of Litigation
JACKSON, Mich.—(BUSINESS WIRE)—September 27, 2007—Sparton Corporation (NYSE:SPA) announces the filing of an opinion and order in the matter of Sparton Technology, Inc. v. Util-LINK, LLC and National Rural Telecommunications Cooperative.
On September 25, 2007 the opinion and order of the U.S. Sixth Circuit Court of Appeals (“Sixth Circuit”) was filed with the U.S. District Court for the Eastern District of Michigan in the matter of Sparton Technology, Inc. v. Util-LINK and National Rural Telecommunications Cooperative (“NRTC”). In its opinion the Sixth Circuit vacated the judgment in the amount of approximately $1,747,000 in favor of Sparton Technology Inc. (“Sparton”) on its claim against NRTC. The Sixth Circuit also affirmed the lower court’s decision denying NRTC relief on its $20,000,000 counterclaim against Sparton. NRTC did not appeal the judgment in Sparton’s favor in the amount of $171,000 for obsolete materials and that judgment has been paid and satisfied. Sparton is reviewing the decision of the Sixth Circuit to determine its options as it remains convinced of the merits of the claim. Sparton anticipates, but cannot be certain, that it will complete its analysis and determine the appropriate course of action within thirty days. A charge against earnings in an amount equal to the vacated judgment may be imposed if there is no effective relief available from the decision of the Sixth Circuit.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 107th year, provides high mix, low to medium volume electronics design and manufacturing services utilizing seven manufacturing locations encompassing over 800,000-sq. ft. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing and post-manufacturing services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, distribution management to field support.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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